WALSH INTERNATIONAL INC.
                           105 TERRY DRIVE, SUITE 118
                                NEWTOWN, PA 18940
                     TEL: (215) 860-4949 FAX: (215) 860-6658



October 27, 1997



Mr. Dennis M.J. Turner
34 Chester Terrace
Lond NW1 4ND

Dear Mr. Turner:

     Reference is made to the arrangement pursuant to which you receive an annual fee of $100,000 (the "Current Fee") in respect of your services as Chairman of the Board of Directors of Walsh International Inc., a Delaware corporation (the "Company"). This will confirm that, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and you have agreed as follows:

     1. Except as provided in paragraph 2 below, if (i) you are removed, with or without cause, from the Board of Directors of the Company and are not re-elected within three months of such removal or (ii) you are not nominated for re-election to the Board of Directors of the Company within three months following the expiration of your term of office, then the Company shall pay or cause to be paid to you, within 30 days after the expiration of such three-month period, a lump-sum cash amount equal to the greater of the Current Fee or the annual fee which you are receiving in respect of your service on the Board at the time of such removal or expiration.

     2. If, in anticipation of or within two years after a Change in Control (as defined below), (i) you are removed, with or without cause, from the Board of Directors of the Company or the board of directors or similar governing body of the surviving entity or successor to the Company in such Change in Control (the "Board") and are not re-elected to the Board within three months of such remove or (iii) are not nominated for election or re-election to the Board within three months following the expiration of your term of office or (iii) you resign from the Board and are not re-elected to the Board within three months following such resignation, then the Company shall pay or cause to be paid to you, within 30 days after the expiration of such three-month period, a lump-sum cash amount equal to three times the greater of the Current Fee or the annual fee which you are receiving in respect of your service on the Board at the time of such removal, expiration or resignation.

     3. While you serve on the Board, your annual fee in respect of such services may not be reduced below the Current Fee without your written consent.

Mr. Dennis M.J. Turner
October 27, 1997
Page Two


     4. For the purposes hereof, a "Change in Control" means the occurrence of any of the following:

          (i) any event pursuant to which any "Person" becomes an "Acquiring Person" (as such terms are defined in that certain Agreement dated as of October 14, 1997 between the Company and Harris Trust Company of New York as Rights Agent, as such Agreement initially entered into effects as of such date):

          (ii) a merger, consolidation, exchange, combination or other transaction involving the company and another entity (or the securities of the Company and such other entity) as a result of which the holders of all of the shares of Common Stock of the Company outstanding prior to such transaction do not hold, directly or indirectly, shares of the outstanding voting securities of, or other voting ownership interests in, the surviving, resulting or successor entity in such transaction in substantially the same proportions as those in which they held the outstanding shares of Common Stock of the Company immediately prior to such transaction;

          (iii) the sale, transfer, assignment or other disposition by the Company and/or one or more Associated Companies, in one transaction or a series of transactions within any period of 18 consecutive calendar months (including, without limitation, by means of the sale of capital stock of any subsidiary or subsidiaries of the Company) of assets which account for an aggregate of 50% or more of the consolidated revenues of the Company and its subsidiaries, as determined in accordance with U.S. generally accepted accounting principles, for the fiscal year most recently ended prior to the date of such transaction (or, in the case of a series of transactions as described above, the first such transaction); provided, however, that no such transaction shall be taken into account if substantially all the proceeds thereof (whether in cash or in kind) are used after such transaction in the ongoing conduct by the Company and/or its subsidiaries prior to such transaction;

          (iv) the Company is dissolved; or

          (v) a majority of the directors of the Company are persons who were not members of the Board as of the date (the "Reference Date") which is the more recent of the date hereof and the date which is two years prior to the date on which such determination is made, unless the first election or appointment (or the first nomination for election by the Company's shareholders) of each director who was not a member of the Board on the Reference Date was approved by a vote of at least two-thirds of the Board in office prior to the time of such first election, appointment or nomination.

Mr. Dennis M.J. Turner
October 27, 1997
Page Three


     5. The terms of paragraphs 1, 2 and 3 hereof shall be binding upon the Company and its successors and assigns and shall inure to your benefit and the benefit of your spouse, executors, legal representatives, heirs, devisees and assigns.

     6. If the foregoing accurately sets forth the terms of the understanding that has been reached between the Company and you with respect to the above subject matter, kindly sign and return the enclosed copy hereof to the Company at the address in the letterhead hereof (attention, General Counsel and Secretary), whereupon this letter shall become a binding agreement between the Company and you, effective as of the date hereof, which shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

WALSH INTERNATIONAL, INC.



By: /s/ Michael A. Hauck
   -------------------------------
        Michael A. Hauck
        Chief Executive Officer


ACCEPTED AND AGREED:

/s/ Dennis M.J. Turner
----------------------------------
    Dennis M.J. Turner


Date:     15 November 1997
     -----------------------------